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                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC   20549






                                 FORM 8-K



                              CURRENT REPORT



    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of Earliest Event Reported) - January 5, 1995



                         Commission File No. 1-3548




                       MINNESOTA POWER & LIGHT COMPANY
                          A Minnesota Corporation
                 IRS Employer Identification No. 41-0418150
                          30 West Superior Street
                         Duluth, Minnesota   55802
                         Telephone - (218) 722-2641

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Item 5.  Other Events.

MINNESOTA POWER & LIGHT COMPANY AND ADESA ANNOUNCE PLANNED MERGER

     Minnesota Power & Light Company (MPL-NYSE) and ADESA Corporation (SOLD-NASDAQ) jointly announced today that they have entered into a letter of intent outlining terms of a merger under which ADESA will become an 80 percent-owned subsidiary of Minnesota Power.

     Pursuant to the proposed merger, all shareholders of ADESA, other than certain officers ("ADESA Managers"), will receive $17 in cash for each share of their ADESA common stock. The letter of intent provides that, upon consummation of the merger, and upon purchase by Minnesota Power of additional newly issued shares of ADESA common stock, Minnesota Power will own 80 percent of the issued and outstanding capital stock of ADESA and the ADESA Managers will own the remaining 20 percent. ADESA Managers will retain approximately one-half of their current holdings in ADESA stock, and will receive $17 per share for the remainder of their ADESA stock.

     The transaction represents a total investment by Minnesota Power of approximately $162 million, of which $15 million will be invested upon closing of the merger as capital in exchange for newly issued shares of ADESA. Minnesota Power expects to finance the transaction with internal sources of funds.

     "Minnesota Power shareholders will have the opportunity to benefit from the substantial earnings growth we expect from ADESA. With this merger, Minnesota Power's corporate focus will center on its electric utility business in northeastern Minnesota which we see as a stable business base, on its growing water and wastewater utility business in Florida and the Carolinas, and on realizing the earnings growth potential of ADESA's auto auction business," said Arend J. Sandbulte, Chairman, President and Chief Executive Officer of Minnesota Power.

     D. Michael Hockett, ADESA's President and Chief Executive Officer said, "The merger with Minnesota Power is an excellent opportunity for ADESA's existing shareholders to realize a substantial and immediate maximization of their current investment. The merger also provides our management team the opportunity to continue the growth strategy which has contributed to ADESA's strong financial performance over the last two years. ADESA's partnership with Minnesota Power will provide ADESA with a readily available source of capital, which is necessary to fully implement its growth strategy."

     The merger is subject to the negotiation and execution of the definitive merger agreement, approval by ADESA's shareholders (including approval of a majority of its non-management shareholders), and the satisfaction of various other customary conditions. Shareholders of ADESA will be asked to vote on the merger at a special meeting. If approved, it is expected that the merger will be completed in the second quarter of 1995.

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     ADESA owns and operates automobile auctions in the U.S. and Canada, through which used cars and other vehicles are sold to franchised automobile dealers and licensed used car dealers. Sellers at ADESA's auctions include domestic and import automobile manufacturers, automobile dealers, fleet/lease companies, banks, and captive finance companies. In addition to the sale of used cars and other vehicles, ADESA provides a wide range of integrated services, including auto reconditioning, body and paint work, and vehicle remarketing. Transportation services are offered through ADESA's fleet of transport trailers. Financing is also available on site for buyers at ADESA's auctions through an ADESA subsidiary.

     Minnesota Power is a diversified electric company headquartered in Duluth, Minnesota.

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                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.






                                            Minnesota Power & Light Company
                                        --------------------------------------
                                                     (Registrant)






January 5, 1995                                      D. G. Gartzke
                                        --------------------------------------
                                                     D. G. Gartzke
                                            Senior Vice President - Finance
                                              and Chief Financial Officer

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